FOURTH AMENDMENT TO PURCHASE AND SALE CONTRACT

THIS FOURTH AMENDMENT TO PURCHASE AND SALE CONTRACT (the “Fourth Amendment”) is made and entered into as of the 9th of February, 2010, by and between MCP RETAIL, LLC, a Florida limited liability company ("Seller") and INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Contract dated December 21, 2009, as amended, for the purchase and sale of Pleasant Hill shopping center located in Kissimmee, Florida and as legally described by the contract (the “Agreement”).

WHEREAS, Seller and Buyer have mutually agreed to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

1.

The word “fully” contained in the first line of Recital B is hereby deleted.

2.

Section 2 of the Agreement is hereby amended by deleting the phrase and number “Twelve Million Five Hundred Two Thousand Seven Hundred and Four and No/100 Dollars ($12,502,704.00)” and inserting the phrase and number “Twelve Million Three Hundred Seventy-Five Thousand and No/100 Dollars ($12,375,000.00)” therein.

3.

The following sentence shall be inserted at the end of Section 7(b) of the Agreement: “At Closing, Buyer shall receive a credit in an amount equal to any abatements of rent or free rent periods due a tenant under any tenant lease for the Property for the period from Closing until the tenant is obligated to pay full rent and reimbursements.”

4.

The following sentence shall be inserted as Section 9(a)(xvi): “A written broker’s final lien waiver executed by the Broker (as defined herein) waiving Broker’s right to lien the Property for failure to receive the full commission due Broker under the terms of its agreement with the Seller.”

5.

The following sentence shall be inserted as Section 11(g) of the Agreement:

Title, Survey and Zoning. Prior to Closing, Seller shall furnish the Buyer with the Preliminary Commitment, underlying title documents and the Survey and Buyer shall approve the condition of the title, survey and zoning of the Property.

6.

The following sentence shall be inserted as Section 11(h) of the Agreement:

Audit Requirements.  Prior to Closing, Seller shall deliver to Buyer the 3.14 audit requirements as described in Michael Shlau’s January 26, 2010 correspondence attached hereto and incorporated herein as Exhibit “L”.

7.

The following sentence shall be inserted at the end of Section 11(i) of the Agreement: “All tenants (other than (i) Klassic Events Party & Gifts, (ii) Jentel Property Development, LLC d/b/a JenTels Candy Bouquet, (iii) Florida State Coffee Corp. d/b/a Sonoma Coffee Café, (iv) Expedia Enterprises, Inc. d/b/a Metro PCS) and (v) Amie Nails shall be in, open, operating and paying full rent as of the Closing date.”

8.

This Fourth Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Fourth Amendment. Each person executing this Fourth Amendment represents that such person has full authority and legal power to do so and bind the party on whose behalf he or she has executed this Fourth Amendment.  Any counterpart to this Fourth Amendment may be executed by facsimile copy and shall be binding on the parties.

The Agreement shall remain in full force and effect, as modified hereby.

PLEASE SEE FOLLOWING PAGE FOR SIGNATURES

SELLER:

MCP RETAIL, LLC

a Florida limited liability company

By: /s/ Michael A. Collard

Name: Michael A. Collard

Its: Managing Member

BUYER

INLAND REAL ESTATE ACQUISITIONS, INC.

An Illinois corporation

By: /s/ Sharon Anderson-Cox

Print name: Sharon Anderson-Cox

Title: VP

EXHIBIT “L”

 Michael A. Shlau’s January 26, 2010 3.14 Audit Requirements Correspondence